UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.        ☐

Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

4812-2830-1082.2

EXPLANATORY NOTE

This Form 8-A/A is filed by USA Truck, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on November 14, 2012.

Item 1.	Description of Registrant’s Securities to Be Registered.

On April 10, 2014, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of November 12, 2012, by and between the Company and Registrar and Transfer Company, a New Jersey corporation.

The Amendment accelerates the outside expiration date of the Company’s preferred share purchase rights (the “Rights”) from 5:00 p.m., New York City time, on November 21, 2014, to 5:00 p.m., New York City time, on April 11, 2014, and has the effect of terminating the Rights Agreement on that date.  At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2012).

Exhibit 4.1	Rights Agreement, dated as of November 12, 2012 by and between USA Truck, Inc. and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2012).

Exhibit 4.2	Amendment No. 1 to Rights Agreement, dated as of April 10, 2014, by and between USA Truck, Inc. and Registrar and Transfer Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 11, 2014).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	April 11, 2014	/s/ Clifton R. Beckham
Clifton R. Beckham
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 3.1	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2012).

Exhibit 4.1	Rights Agreement, dated as of November 12, 2012 by and between USA Truck, Inc. and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2012).

Exhibit 4.2	Amendment No. 1 to Rights Agreement, dated as of April 10, 2014, by and between USA Truck, Inc. and Registrar and Transfer Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 11, 2014).